UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO FORM SB-2 ON FORM S-1

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ADEX MEDIA, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8755674
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

883 N. Shoreline Blvd., Suite A-200
Mountain View, CA 94043
(650) 967-3040
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Corporation Service Company
2711 Centerville Road, Suite 400
Wilmington, Delaware 19808
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Bullivant Houser Bailey PC
601 California Street, Suite 1800
San Francisco, CA 94150
(415) 352-2700

Approximate date of commencement of proposed sale to the public: Not Applicable.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plan, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☑

DEREGISTRATION OF UNSOLD SECURITIES

Pursuant to a Registration Statement on Form SB-2 (File No. 333-143644) (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”) on June 11, 2007 by AdEx Media, Inc. (the “Company”) and declared effective on June 28, 2007 by the SEC, the Company registered the resale or other disposition of up to 651,000 shares of the Company’s common stock, $.0001 par value per share (the “Shares”), by certain stockholders of the Company.  The Shares were registered to permit resales of such Shares by selling stockholders, as named in the Registration Statement, who acquired the Shares in connection with the Company’s private placement transactions, each of which was exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Regulation D, Rule 506, of the Securities Act, and completed prior to the filing of the Registration Statement.

The Company is seeking to deregister all Shares that remain unsold under the Registration Statement as of the date hereof because the Company no longer has an obligation to keep the Registration Statement effective.  Pursuant to the undertaking of the Company as required by Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister all remaining unsold Shares registered pursuant to the Registration Statement which would have otherwise remained available for sale under the Registration Statement as of the date hereof.  This Post-Effective Amendment No.1 will also serve to terminate the effectiveness of the Registration Statement.

 Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Mountain View, State of California, on the 15th day of April, 2010.

ADEX MEDIA, INC. Delaware Corporation
/s/ Ben Zadik
Dated: April 15, 2010	By: Ben Zadik
Its: Chief Financial Officer (Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

/s/ Ben Zadik
Dated: April 15, 2010	Ben Zadik, Chief Financial Officer (Principal Accounting Officer)

/s/ Joseph Abrams
Dated: April 15, 2010	Joseph Abrams, Chairman of Board of Director

/s/ Mark Geist
Dated: April 15, 2010	Mark Geist, Director

/s/ Ed Roffman
Dated: April 15, 2010	Ed Roffman, Director

/s/ Ed Bernstein
Dated: April 15, 2010	Ed Bernstein, Director